Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-48026, 333-51656, 333-66676, 333-107466, 333-118610, 333-136072, 333-144742, 333-170412 and 333-189218) of TeleCommunication Systems, Inc. Employee Stock Purchase Plan of our report dated April 29, 2015 relating to the financial statements of TeleCommunication Systems, Inc. Employee Stock Purchase Plan as of January 31, 2015 and 2014 and for each of the years in the three year-period ended January 31, 2015, which appear in this Form 11-K.

/s/ CohnReznick LLP

Bethesda, Maryland

April 29, 2015